Exhibit 99(M)(2)

SCHEDULE A

BBH TRUST

DISTRIBUTION PLAN FOR RETAIL CLASS SHARES

Annual Fee Rates as of December 9, 2019

Fund:	Annual fee rate:	Effective date:

BBH Intermediate Municipal Bond Fund	0.25%	06/29/11
BBH Global Core Select	0.25%	03/08/13
BBH Select Series – Large Cap Fund	0.25%	09/04/19